Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Solectron Corporation:
We consent to the incorporation by reference in the Registration Statements (Nos. 033-57575, 033-75270, 333-02523, 333-17643, 333-24293, 333-46304, 333-49206, 333-56464, 333-60684, 333-69182, 333-73238, 333-74946, 333-75813, 333-75865, 333-83297, 333-84066, 333-84070, 333-92269, 333-96823, 333-102534, 333-102535, 333-107127, 333-114447 and 333-125377) on Forms S-3 and S-8 of Solectron Corporation of our reports dated November 7, 2006, with respect to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended August 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006 and the effectiveness of internal control over financial reporting as of August 31, 2006 which reports appear in the August 31, 2006 annual report on Form 10-K of Solectron Corporation. Our audit report on consolidated financial statements dated November 7, 2006 refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.
/s/ KPMG LLP
Mountain View, California
November 7, 2006